Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2012 Results

- Total revenue was $3.1 billion with organic revenue growth of 4% -

- EPS from continuing operations was $0.93 -

Fourth Quarter Summary

•                  EPS from continuing operations, adjusted for certain items, increased 9% to $1.27

•                  Risk Solutions revenue increased 2% to $2.1 billion with organic revenue growth of 3%

•                  Risk Solutions operating margin was 21.2% and the operating margin, adjusted for certain items, was flat at 23.2%

•                  HR Solutions revenue increased 7% to $1.1 billion with organic revenue growth of 6%

•                  HR Solutions operating margin was 7.2% and the operating margin, adjusted for certain items, increased 50 basis points to 17.0%

•                  Cash flow from operations increased 139% to $552 million, and free cash flow increased 243% to $484 million

•                  Repurchased 8.9 million Class A ordinary shares for approximately $500 million

•                  Launched the first fully insured multi-carrier corporate health care exchange with approximately 100,000 participants

LONDON — February 1, 2013 - Aon plc (NYSE: AON) today reported results for the three months and twelve months ended December 31, 2012.

Net income attributable to Aon shareholders from continuing operations was $305 million, or $0.93 per share, compared to $277 million, or $0.82 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders from continuing operations, adjusted for certain items, was $1.27, an 9% increase compared to $1.16 in the prior year quarter.  Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

“Our results reflect earnings growth of nine percent driven by a higher rate of organic revenue growth across each segment, strong free cash flow growth and effective capital management, as highlighted by the repurchase of $500 million of ordinary shares in the quarter,” said Greg Case, president and chief executive officer.  “We finished 2012 having made significant investments in GRIP and in healthcare exchanges, took significant steps to increase our strategic position and financial flexibility with the redomicile to London, delivered record cash flow from operations of $1.4 billion and created significant value for shareholders through the repurchase of more than $1.1 billion of ordinary shares.  As we look ahead to 2013, we have positioned our industry-leading platform for solid long-term growth, improved operational performance, strong free cash flow growth and effective capital management.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue increased 4% to $3.1 billion compared to the prior year quarter driven by a 4% increase in organic revenue, partially offset by a 50% decline in investment income due to lower average interest rates.

Total operating expenses for the fourth quarter increased 4% to $2.7 billion compared to the prior year quarter at $2.6 billion due primarily to a 4% increase in organic revenue and a $21 million increase in intangible asset amortization expense, partially offset by savings related to the formal restructuring programs and an $18 million decline in non-cash charges related to the write-off of accounts receivable recognized in the prior year quarter.

Depreciation expense increased 14%, or $8 million, to $64 million compared to the prior year quarter.

Intangible asset amortization expense increased 24%, or $21 million, to $110 million compared to the prior year quarter due primarily to an $18 million increase relating to assets associated with the merger with Hewitt.

Restructuring expenses were $36 million compared to $43 million in the prior year quarter.  In the fourth quarter, the Company incurred $30 million of costs in the HR Solutions segment and $11 million of costs in the Risk Solutions segment related to the Aon Hewitt restructuring program.  The Company has closed and completed all restructuring activities and incurred 100% of the total costs for the Aon Benfield restructuring program.  During the fourth quarter, a reversal of previously recognized restructuring expenses of $5 million was recorded ($3 million related to the 2007 restructuring program and $2 million related to the Aon Benfield restructuring program).  An analysis of restructuring-related costs by type and segment are detailed on page 14 of this press release.

Restructuring savings in the fourth quarter related to the Aon Hewitt restructuring program are estimated at $67 million compared to $43 million in the prior year quarter.  Of the estimated savings in the fourth quarter, approximately $12 million were related to the Risk Solutions segment compared to $5 million in the prior year quarter.  The Company expects to deliver cumulative expense savings of $355 million in 2013 related to the Aon Hewitt restructuring program, including $280 million related to the restructuring program and $75 million in additional synergy savings from areas such as information technology, procurement and public company costs.

Associated with the transfer of the Health and Benefits business effective January 1, 2012, approximately $52 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions.  As of the fourth quarter, an estimated $40 million of cumulative savings have been achieved in Risk Solutions.

Restructuring savings in the fourth quarter related to the Aon Benfield restructuring program are estimated at $36 million compared to $33 million in the prior year quarter.  Before any potential reinvestment of savings, the Aon Benfield restructuring program delivered cumulative expense savings of approximately $146 million in 2012.

Foreign currency exchange rates in the fourth quarter had no material impact on adjusted net income per share from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.  A favorable impact in operating income for HR Solutions of $3 million was partially offset by a $1 million unfavorable impact in Risk Solutions.

Effective tax rate on net income from continuing operations decreased to 25.2% in the fourth quarter compared to 27.0% in the prior year quarter.  The effective tax rate in the fourth quarter of 2012 was favorably impacted by certain discrete tax adjustments.  The Company currently anticipates an effective tax rate on net income from continuing operations of approximately 26.0% in 2013.

Average diluted shares outstanding decreased to 327.5 million in the fourth quarter compared to 337.9 million in the prior year quarter.  The Company repurchased 8.9 million Class A ordinary shares for approximately $500 million in the fourth quarter.  The Company has $4.0 billion of remaining authorization.

Cash flow from operations increased 139% to $552 million in the fourth quarter due primarily to improved working capital and growth in net income, partially offset by a $106 million increase in pension contributions.  Free cash flow, as defined by cash flow from operations less capital expenditures, increased 243% to $484 million in the fourth quarter driven by strong cash flow from operations and a 24%, or $22 million decline in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the fourth quarter of 2012 and 2011.  The fourth quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	Dec 31,	Dec 31,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Retail	$1,694	$1,644	3%	—%	—%	3%
Reinsurance	349	344	1	(1)	—	2
Subtotal	$2,043	$1,988	3%	—%	—%	3%
Investment Income	7	14	(50)
Total Revenue	$2,050	$2,002	2%

Risk Solutions total revenue increased 2% to $2.1 billion compared to the prior year quarter at $2.0 billion due to 3% organic growth in commissions and fees, partially offset by a 50% decline in investment income.

Retail Brokerage organic revenue increased 3% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 4% in the fourth quarter with solid growth across all regions, including a record quarter of new business for U.S. Retail.  International organic revenue increased 2% driven by strong growth across Asia and emerging markets and modest growth in continental Europe, partially offset by a decline in Australia.  Reinsurance organic revenue increased 2% with strong growth across global treaty driven by a favorable benefit from pricing in the near-term and new business growth, partially offset by a significant decline in capital market transactions and advisory business.

	Three Months Ended
	Dec 31,	Dec 31,	%
(millions)	2012	2011	Change
Revenue	$2,050	$2,002	2%
Expenses
Compensation and benefits	1,114	1,096	2
Other general expenses	502	529	(5)
Total operating expenses	1,616	1,625	(1)%

Operating income	$434	$377	15%
Operating margin	21.2%	18.8%

Operating income - adjusted	$475	$464	2%
Operating margin - adjusted	23.2%	23.2%

Compensation and benefits for the fourth quarter increased 2%, or $18 million, compared to the prior year quarter due primarily to 3% organic revenue growth and incentive-related employee compensation, partially offset by a $33 million decrease in restructuring costs and benefits related to the formal restructuring programs.

Other general expenses for the fourth quarter decreased 5%, or $27 million, compared to the prior year quarter due primarily to an $18 million decline in non-cash charges related to the write-off of accounts receivable recognized in the prior year quarter and a $4 million decline in Glenrand M-I-B restructuring related costs, partially offset by 3% organic revenue growth and a $7 million unfavorable impact from non-recurring payroll-related expenses in Denmark.

Fourth quarter operating income increased 15% to $434 million.  Adjusting for certain items detailed on page 13 of this press release, operating income increased 2%, or $11 million, compared to the prior year quarter, and operating margin was flat at 23.2%, as organic revenue growth and savings related to the restructuring programs were primarily offset by a 30 basis point unfavorable impact from non-recurring payroll-related expenses in Denmark and a 30 basis point unfavorable impact from a significant decline in investment income.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions,	Dec 31,	Dec 31,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Consulting Services	$445	$405	10%	—%	2%	8%
Outsourcing	649	603	8	—	2	6
Intersegment	(16)	(5)	N/A	N/A	N/A	N/A
Subtotal	$1,078	$1,003	7%	—%	1%	6%
Investment Income	—	—	N/A
Total Revenue	$1,078	$1,003	7%

HR Solutions total revenue increased 7% to $1.1 billion compared to the prior year quarter due to 6% organic growth in commissions and fees and a 1% favorable impact from acquisitions, net of divestitures.

Organic revenue in Consulting Services increased 8% driven primarily by solid growth across all businesses with strength in investment consulting, pension administration services for certain project-related work, talent and rewards, and communications consulting.  Organic revenue in Outsourcing increased 6% due primarily to strong growth in healthcare exchanges and net new client wins and demand for discretionary services in HR BPO, partially offset by a modest decline in benefits administration.

	Three Months Ended
	Dec 31,	Dec 31,	%
(millions)	2012	2011	Change
Revenue	$1,078	$1,003	7%
Expenses
Compensation and benefits	657	605	9
Other general expenses	343	301	14
Total operating expenses	1,000	906	10%

Operating income	$78	$97	(20)%
Operating margin	7.2%	9.7%

Operating income - adjusted	$183	$165	11%
Operating margin - adjusted	17.0%	16.5%

Compensation and benefits for the fourth quarter increased 9%, or $52 million, compared to the prior year quarter due primarily to 6% organic revenue growth and a $15 million increase in restructuring costs, partially offset by benefits related to the Aon Hewitt restructuring program.

Other general expenses for the fourth quarter increased 14%, or $42 million, from the prior year quarter due primarily to 6% organic revenue growth, an $18 million increase in intangible asset amortization expense and a $9 million increase in restructuring costs, partially offset by savings related to the Aon Hewitt restructuring program.

Fourth quarter operating income decreased 20% to $78 million.  Adjusting for certain items detailed on page 13 of this press release, operating income increased 11%, or $18 million, to $183 million, and operating margin increased 50 basis points to 17.0% versus the prior year quarter due primarily to strong organic revenue growth and benefits related to the Aon Hewitt restructuring program, partially offset by investments in the business and an unfavorable revenue mix shift.

INCOME FROM CONTINUING OPERATIONS

	Three Months Ended
	Dec 31,	Dec 31,	%
(millions)	2012	2011	Change
Risk Solutions	$434	$377	15%
HR Solutions	78	97	(20)
Unallocated expenses	(51)	(44)	16
Operating income from continuing operations before tax	$461	$430	7%
Interest income	4	4	—
Interest expense	(55)	(59)	(7)
Other income	—	9	(100)
Income from continuing operations before tax	$410	$384	7%

Unallocated expenses increased $7 million to $51 million due primarily to $3 million of costs related to the debt exchange completed in the quarter and costs related to relocation of the Company’s headquarters. The prior year quarter included $3 million of costs for certain project-related work.  Interest income was flat at $4 million.  Interest expense decreased $4 million to $55 million due primarily to both a decline in the average rate and the total amount of debt outstanding.  Other income had no impact in the fourth quarter.  The prior year quarter includes a $5 million gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and $4 million of net gains on certain Company owned life insurance plans and other long-term investments.

2012 FULL YEAR SUMMARY

Total revenue for 2012 increased 2% to $11.5 billion due to a 4% increase in organic revenue, partially offset by a 2% unfavorable impact from foreign currency exchange rates. Risk Solutions total revenue increased 1% to $7.6 billion and HR Solutions total revenue increased 4% to $3.9 billion.

Net income attributable to Aon shareholders for 2012 increased 1% to $993 million compared to $979 million for the prior year.  Net income attributable to Aon shareholders, adjusted for certain items, increased 1% to $1.4 billion.  Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Net income attributable to Aon shareholders for 2012 increased 4% to $2.99 per share compared to $2.87 per share for the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 4% to $4.21 per share compared to $4.06 per share for the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Cash flow from operations increased 39% to $1.4 billion in 2012 due primarily to improved working capital, partially offset by a $186 million increase in pension contributions.  Free cash flow increased 48% to $1.2 billion for 2012 driven by strong cash flow from operations and a 12%, or $28 million increase in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

During 2012, the Company repurchased approximately 21.6 million Class A ordinary shares for $1.1 billion at an average price of $52.15 per share.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, February 1, 2013 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 62,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world, including conditions is the European Union relating to sovereign debt and the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries;  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including the failure to realize some of the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients;  the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow and develop companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue, free cash flow and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
+44-207-086-0100	312-381-2485

Aon plc

Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Dec. 31, 2012	Dec. 31, 2011	Percent Change
Revenue
Commissions, fees and other	$3,108	$2,980	4%	$11,476	$11,235	2%
Fiduciary investment income	7	14	(50)	38	52	(27)
Total revenue	3,115	2,994	4	11,514	11,287	2

Expenses
Compensation and benefits	1,789	1,724	4	6,709	6,567	2
Other general expenses (1)	865	840	3	3,209	3,124	3
Total operating expenses	2,654	2,564	4	9,918	9,691	2
Operating income	461	430	7	1,596	1,596	—

Interest income	4	4	—	10	18	(44)
Interest expense	(55)	(59)	(7)	(228)	(245)	(7)
Other income (1)	—	9	(100)	3	15	(80)
Income from continuing operations before income taxes	410	384	7	1,381	1,384	—
Income taxes (2)	103	104	(1)	360	378	(5)
Income from continuing operations	307	280	10	1,021	1,006	1

(Loss) income from discontinued operations before income taxes	—	—	—	(1)	5	(120)
Income taxes (3)	—	—	—	—	1	(100)
(Loss) income from discontinued operations	—	—	—	(1)	4	(125)

Net income	307	280	10	1,020	1,010	1
Less: Net income attributable to the noncontrolling interests	2	3	(33)	27	31	(13)
Net income attributable to Aon shareholders	$305	$277	10%	$993	$979	1%

Net income (loss) attributable to Aon shareholders:
Income from continuing operations	$305	$277	10%	$994	$975	2%
(Loss) income from discontinued operations	—	—	—	(1)	4	(125)
Net income	$305	$277	10%	$993	$979	1%
Basic net income per share attributable to Aon shareholders:
Income from continuing operations	$0.95	$0.84	13%	$3.03	$2.91	4%
Income from discontinued operations	—	—	—	—	0.01	(100)
Net income	$0.95	$0.84	13%	$3.03	$2.92	4%

Diluted net income per share attributable to Aon shareholders:
Income from continuing operations	$0.93	$0.82	13%	$2.99	$2.86	5%
Income from discontinued operations	—	—	—	—	0.01	(100)
Net income	$0.93	$0.82	13%	$2.99	$2.87	4%

Weighted average ordinary shares outstanding - diluted	327.5	337.9	(3)%	332.6	340.9	(2)%

(1)              Beginning in 2012, amounts related to gains and losses on foreign currency transactions have been included in Other income. These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with the current presentation. The amounts reclassified in the three and twelve months ended December 31, 2011 were $5 million and $10 million, respectively, of income from Other general expenses to Other income.

(2)              Tax rate for continuing operations is 25.2% and 27.0% for the three months ended December 31, 2012 and 2011, respectively, and 26.1% and 27.3% for the twelve months ended December 31, 2012 and 2011, respectively.

(3)              Tax rate for discontinued operations is 25.7% for the twelve months ended December 31, 2011, and is not meaningful for the remaining periods presented.

Aon plc

Revenue from Continuing Operations (Unaudited)

	Three Months Ended				Twelve Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Organic Revenue (1)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$2,043	$1,988	3%	3%	$7,594	$7,485	1%	4%
HR Solutions	1,078	1,003	7	6	3,925	3,781	4	4
Total Operating Segments	$3,121	$2,991	4%	4%	$11,519	$11,266	2%	4%

Fiduciary Investment Income
Risk Solutions	$7	$14	(50)%		$38	$52	(27)%
HR Solutions	—	—	—		—	—	—
Total Operating Segments	$7	$14	(50)%		$38	$52	(27)%

Total Revenue
Risk Solutions	$2,050	$2,002	2%		$7,632	$7,537	1%
HR Solutions	1,078	1,003	7		3,925	3,781	4
Intersegment	(13)	(11)	18		(43)	(31)	39
Total	$3,115	$2,994	4%		$11,514	$11,287	2%

(1)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 12 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Dec. 31, 2012	Dec. 31, 2011	Percent Change
Revenue
Commissions, fees and other	$2,043	$1,988	3%	$7,594	$7,485	1%
Fiduciary investment income	7	14	(50)	38	52	(27)
Total revenue	2,050	2,002	2	7,632	7,537	1

Expenses
Compensation and benefits	1,114	1,096	2	4,260	4,179	2
Other general expenses	502	529	(5)	1,879	1,945	(3)
Total operating expenses	1,616	1,625	(1)	6,139	6,124	—

Operating income	$434	$377	15%	$1,493	$1,413	6%

Operating margin	21.2%	18.8%		19.6%	18.7%

HR Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Dec. 31, 2012	Dec. 31, 2011	Percent Change
Revenue
Commissions, fees and other	$1,078	$1,003	7%	$3,925	$3,781	4%
Fiduciary investment income	—	—	—	—	—	—
Total revenue	1,078	1,003	7	3,925	3,781	4

Expenses
Compensation and benefits	657	605	9	2,360	2,286	3
Other general expenses	343	301	14	1,276	1,159	10
Total operating expenses	1,000	906	10	3,636	3,445	6

Operating income	$78	$97	(20)%	$289	$336	(14)%

Operating margin	7.2%	9.7%		7.4%	8.9%

Total Operating Income (Loss)

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Dec. 31, 2012	Dec. 31, 2011	Percent Change
Risk Solutions	$434	$377	15%	$1,493	$1,413	6%
HR Solutions	78	97	(20)	289	336	(14)
Unallocated	(51)	(44)	16	(186)	(153)	22
Total operating income	$461	$430	7%	$1,596	$1,596	—%

Total operating margin	14.8%	14.4%		13.9%	14.1%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$883	$847	4%	—%	—%	4%
International	811	797	2	—	—	2
Total Retail brokerage	1,694	1,644	3	—	—	3
Reinsurance brokerage	349	344	1	(1)	—	2
Total Risk Solutions	2,043	1,988	3	—	—	3
HR Solutions Segment:
Consulting services	445	405	10	—	2	8
Outsourcing	649	603	8	—	2	6
Intrasegment	(16)	(5)	N/A	N/A	N/A	N/A
Total HR Solutions	1,078	1,003	7	—	1	6
Total Operating Segments	$3,121	$2,991	4%	—%	—%	4%

	Twelve Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$3,071	$3,001	2%	(1)%	—%	3%
International	3,018	3,021	—	(4)	1	3
Total Retail brokerage	6,089	6,022	1	(3)	1	3
Reinsurance brokerage	1,505	1,463	3	(2)	—	5
Total Risk Solutions	7,594	7,485	1	(3)	—	4
HR Solutions Segment:
Consulting services	1,585	1,546	3	(1)	—	4
Outsourcing	2,372	2,258	5	(1)	1	5
Intrasegment	(32)	(23)	N/A	N/A	N/A	N/A
Total HR Solutions	3,925	3,781	4	(1)	1	4
Total Operating Segments	$11,519	$11,266	2%	(2)%	—%	4%

Free Cash Flow (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions)	Dec. 31, 2012	Dec. 31, 2011	Percent Change	Dec. 31, 2012	Dec. 31, 2011	Percent Change
Cash Provided by Operations	$552	$231	139%	$1,419	$1,018	39%
Less: Capital Expenditures	(68)	(90)	(24)	(269)	(241)	12
Free Cash Flow (3)	$484	$141	243%	$1,150	$777	48%

(1)         Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

(3)         Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31, 2012				Twelve Months Ended December 31, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,050	$1,078	$(13)	$3,115	$7,632	$3,925	$(43)	$11,514

Operating income (loss) - as reported (2)	$434	$78	$(51)	$461	$1,493	$289	$(186)	$1,596
Restructuring charges (3)	6	30	—	36	35	66	—	101
Intangible asset amortization	35	75	—	110	126	297	—	423
Headquarters relocation costs	—	—	3	3	—	—	24	24
Operating income (loss) - as adjusted	$475	$183	$(48)	$610	$1,654	$652	$(162)	$2,144

Operating margins - as adjusted	23.2%	17.0%	N/A	19.6%	21.7%	16.6%	N/A	18.6%

	Three Months Ended December 31, 2011				Twelve Months Ended December 31, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,002	$1,003	$(11)	$2,994	$7,537	$3,781	$(31)	$11,287

Operating income (loss) - as reported (2)	$377	$97	$(44)	$430	$1,413	$336	$(153)	$1,596
Restructuring charges	37	6	—	43	65	48	—	113
Intangible asset amortization	32	57	—	89	129	233	—	362
Legacy receivables write-off	18	—	—	18	18	—	—	18
Headquarters relocation costs	—	—	3	3	—	—	3	3
Hewitt related costs	—	5	—	5	—	47	—	47
Operating income (loss) - as adjusted	$464	$165	$(41)	$588	$1,625	$664	$(150)	$2,139

Operating margins - as adjusted	23.2%	16.5%	N/A	19.6%	21.6%	17.6%	N/A	19.0%

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(millions except per share data)	2012	2011			2012	2011
Operating income - as adjusted	$610	$588			$2,144	$2,139
Interest income	4	4			10	18
Interest expense	(55)	(59)			(228)	(245)

Other income - as reported	—	9			3	15
Headquarters relocation costs	—	—			2	—
Loss on debt extinguishment	—	—			—	19
Other income - as adjusted (2)	—	9			5	34

Income from continuing operations before income taxes - as adjusted	559	542			1,931	1,946
Income taxes (4)	141	146			504	531
Income from continuing operations - as adjusted	418	396			1,427	1,415
Less: Net income attributable to noncontrolling interests	2	3			27	31
Income from continuing operations attributable to Aon shareholders - as adjusted	$416	$393			$1,400	$1,384

Diluted earnings per share from continuing operations - as adjusted	$1.27	$1.16			$4.21	$4.06

Weighted average ordinary shares outstanding - diluted	327.5	337.9			332.6	340.9

(1)          Certain noteworthy items impacting operating income in 2012 and 2011 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)          Beginning in 2012, amounts related to gains and losses on foreign currency transactions have been included in Other income. These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with the current presentation. The amounts reclassified in the three and twelve months ended December 31, 2011 were $5 million and $10 million, respectively, of income from Other general expenses to Other income.

(3)          During the three months ended December 31, 2012, a reversal of previously recognized restructuring expense of $3 million related to the 2007 restructuring plan was recorded in the Risk Solutions segment. The 2007 plan is no longer presented in the attached restructuring disclosure.

(4)          Tax rate for continuing operations is 25.2% and 27.0% for the three months ended December 31, 2012 and 2011, respectively, and 26.1% and 27.3% for the twelve months ended December 31, 2012 and 2011, respectively.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Fourth Quarter 2012	Full Year 2012	Total to Date	Estimated Total
Workforce reduction	$49	$64	$30	$74	$187	$192
Lease consolidation	3	32	7	18	53	95
Asset impairments	—	7	3	4	11	33
Other costs associated with restructuring	—	2	1	2	4	5
Total restructuring and related expenses	$52	$105	$41	$98	$255	$325

By Segment: (2)

HR Solutions	52	49	30	66	167	226
Risk Solutions	—	56	11	32	88	99
Total restructuring and related expenses	$52	$105	$41	$98	$255	$325

Aon Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (3)	Full Year 2009	Full Year 2010	Full Year 2011	Fourth Quarter 2012	Full Year 2012	Total to Date	Completed Plan Total
Workforce reduction	$32	$38	$15	$33	$(2)	$6	$124	$124
Lease consolidation (4)	20	14	7	(15)	—	—	26	26
Asset impairments	—	2	2	—	—	—	4	4
Other costs associated with restructuring	1	1	2	1	—	—	5	5
Total restructuring and related expenses	$53	$55	$26	$19	$(2)	$6	$159	$159

(1)         In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)         Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

(3)         Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

(4)         Includes impact of reoccupying previously vacated leased properties. Total restructuring reversal was $19 million related to the Aon Benfield Restructuring Plan during 2011.

Aon plc

Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$291	$272
Short-term investments	346	785
Receivables, net	3,101	3,183
Fiduciary assets (1)	12,214	10,838
Other current assets	430	427
Total Current Assets	16,382	15,505
Goodwill	8,943	8,770
Intangible assets, net	2,975	3,276
Fixed assets, net	820	783
Investments	165	239
Deferred tax assets	285	258
Other non-current assets	916	721
Total Assets	$30,486	$29,552

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,214	$10,838
Short-term debt and current portion of long-term debt	114	337
Accounts payable and accrued liabilities	1,853	1,832
Other current liabilities	831	753
Total Current Liabilities	15,012	13,760
Long-term debt	4,051	4,155
Deferred tax liabilities	306	301
Pension, other post retirement and other post employment liabilities	2,276	2,192
Other non-current liabilities	1,036	1,024
Total Liabilities	22,681	21,432

EQUITY
SHAREHOLDER’S EQUITY (2)
Ordinary shares (2012 - $0.01 nominal value, 2011 - $1.00 par value)	3	386
Additional paid-in capital	4,436	4,021
Retained earnings	5,933	8,594
Accumulated other comprehensive loss	(2,610)	(2,370)
Treasury shares at cost	—	(2,553)
Total Aon Shareholders’ Equity	7,762	8,078
Noncontrolling interests	43	42
Total Equity	7,805	8,120
Total Liabilities and Equity	$30,486	$29,552

(1)         Includes short-term investments:  2012 - $4,029, 2011 - $4,190.

(2)         Effective April 2, 2012, as part of the Redomestication, Aon Corporation common stock, $1.00 par value, was exchanged for Class A ordinary shares of Aon plc, $0.01 nominal value, resulting in a decrease in Ordinary shares, formerly Common stock, of $323 million, and a corresponding increase in Additional paid-in capital of $323 million. Additionally, all treasury shares outstanding at the time of the Redomestication were retired, resulting in a decrease to Treasury shares at cost of $2.5 billion, and corresponding reductions to Ordinary shares and Retained earnings of $60 million and $2.4 billion, respectively.

Aon plc

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Twelve Months Ended
(millions)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$307	$280	$1,020	$1,010
Adjustments to reconcile net income to cash provided by operating activities:
Gain (loss) from sales of businesses, net	1	(2)	—	(6)
Depreciation of fixed assets	64	56	232	220
Amortization of intangible assets	110	89	423	362
Share-based compensation expense	52	56	212	235
Deferred income taxes	(116)	143	(95)	146
Change in assets and liabilities:
Fiduciary receivables	(955)	(415)	(1,402)	(14)
Short term investments - funds held on behalf of clients	121	(87)	239	(713)
Fiduciary liabilities	834	502	1,163	727
Receivables, net	(134)	(458)	106	(494)
Accounts payable and accrued liabilities	310	227	(37)	—
Restructuring reserves	(3)	(5)	(46)	(73)
Current income taxes	118	(52)	185	120
Pension and other post employment liabilities	(171)	(65)	(585)	(399)
Other assets and liabilities	14	(38)	4	(103)
CASH PROVIDED BY OPERATIONS	552	231	1,419	1,018

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	7	87	178	190
Purchases of long-term investments	(3)	(2)	(12)	(30)
Net sales (purchases) of short-term investments - non-fiduciary	374	(184)	440	(8)
Acquisition of businesses, net of cash acquired	(65)	(4)	(162)	(106)
Proceeds from sale of business	—	—	2	9
Capital expenditures	(68)	(90)	(269)	(241)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	245	(193)	177	(186)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(500)	—	(1,125)	(828)
Issuance of shares for employee benefit plans	25	36	118	201
Issuance of debt	400	101	733	1,673
Repayment of debt	(650)	(165)	(1,077)	(1,688)
Cash dividends to shareholders	(51)	(50)	(204)	(200)
Purchase of shares from noncontrolling interests	(4)	—	(4)	(24)
Dividends paid to noncontrolling interests	(10)	(9)	(27)	(30)
CASH USED FOR FINANCING ACTIVITIES	(790)	(87)	(1,586)	(896)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6)	26	9	(10)
Net Increase (Decrease) in Cash and Cash Equivalents	1	(23)	19	(74)
Cash and Cash Equivalents at Beginning of Period	290	295	272	346
Cash and Cash Equivalents at End of Period	$291	$272	$291	$272